                                 SETTLEMENT AGREEMENT


    THIS SETTLEMENT AGREEMENT (the "Agreement") is entered into the 26 day of June, 1996 among the following parties (collectively referred to herein as the "Parties"):

    1.   Utah Resources International, Inc., a Utah corporation ("URI").

    2.   R. Dee Erickson ("Erickson").

    3.   E. Jay Sheen ("Sheen").

    4.   Lyle D. Hurd ("Hurd").

    5.   Mark G. Jones ("Jones").

    6.   Mark Technologies Corporation, a California corporation ("MTC").

    7.   Anne Morgan ("A Morgan").

    8.   Victoria Morgan ("V Morgan").

    9.   Inter-Mountain Capital Corp., a Delaware corporation ("IMC").

    10.  John Fife ("Fife").

    11.  Robinson & Sheen, L.L.C.

                                   R E C I T A L S

    A. The Parties are involved in various disputes and controversies involving the operation, management, ownership of and business activities of URI, including, but not limited to, matters which are the subject of the First State Action, the Second State Action and the First Federal Action as defined below (collectively, the "Pending Litigation").

    B. A shareholders derivative action captioned as ERNEST MUTH, ET AL. V. JOHN H. MORGAN, JR. ET AL. was filed as Civil Number C-87-1632 in the Third Judicial District Court of Salt Lake County, Utah (the "First State Action").

    C. A settlement agreement was entered into in the First State Action on April 6, 1993 (the "1993 Settlement Agreement").

    D. Subsequently, URI brought an action to enforce the 1993 Settlement Agreement in the First State Action which resulted in certain findings of fact and conclusions of law and an order enforcing the Settlement Agreement entered by Judge Michael R. Murphy on October 4, 1995 (the "Murphy Order"). The Murphy Order has been appealed by JH Morgan and DR Morgan and cross-appealed by URI.

    E. An Order to Show Cause has been filed in the First State Action by URI against JH Morgan, DR Morgan, Mark Jones, MTC, Anne Morgan and Victoria Morgan, which is pending.

    F. A shareholders derivative action captioned as ANNE MORGAN ET. AL V. R. DEE ERICKSON ET. AL was filed as Case Number 2:95CV-0661C in the United States District Court for the District of Utah, Central Division (the "First Federal Action").

    G. Pursuant to a Plan of Share Exchange and Share Exchange Agreement dated February 16, 1995 among URI, Midwest Railroad Construction and Maintenance Corporation of Wyoming, a Wyoming corporation ("Midwest"), Robert D. Wolff ("RD Wolff") and Judith J. Wolff ("JJ Wolff"), URI acquired all outstanding shares of Midwest from RD Wolff and JJ Wolff in exchange for 590,000 restricted shares of authorized but unissued shares of URI (the "Share Exchange Agreement").

    H. In April of 1996 URI and Midwest, RD Wolff and JJ Wolff entered into a Split-Off Agreement pursuant to which the Share Exchange Agreement was rescinded in a transaction intended to qualify as a tax-free spin-off under the provisions of Section 355 of the INTERNAL REVENUE CODE OF 1986 (the "Recision Agreement").

    I. On April 5, 1996 URI entered into a letter of intent with IMC to sell a controlling interest in URI to IMC upon terms and conditions set forth therein (the "IMC Letter of Intent"), attached as Exhibit A and by this reference made a part hereof. The IMC Letter of Intent was modified pursuant to a letter of May 31, 1996, a copy of which is attached as Exhibit B and by this reference made a part hereof. The IMC Letter of Intent is modified pursuant to the terms and conditions of this Agreement.

    J.   Fife is the sole shareholder of IMC.

    K. On May 17, 1996, a Complaint captioned as MARK TECHNOLOGY CORP., ET. AL. V. UTAH RESOURCES INTERNATIONAL, INC., ET. AL. was filed as Civil No. 96 090 3332CV in the Third Judicial Court of Salt Lake County, Utah (the "Second State Action").

    L. The Second State Action included a request by MTC and others for a temporary restraining order and injunction against the transactions contemplated in the IMC Letter of Intent, which request shall be rescinded in accordance with the terms and conditions of this Agreement.

    M. The Parties believe this Agreement is fair to and in the best interest of URI and all shareholders of URI.

    N. The Parties have agreed to compromise and settle all of their disputes and claims known or unknown, now existing or hereafter accruing, including, but not limited to, those which are the subject of the Pending Litigation, upon the terms and conditions set forth herein.

    NOW THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

    1. Unless otherwise provided, the following events shall occur at Closing (as defined herein):

         a. The Parties agree they will use best efforts immediately following the Closing to petition the Court in the First State Action for the purpose of terminating the 1993 Settlement Agreement. Pending such termination, the Parties agree the 1993 Settlement Agreement and the Murphy Order shall continue in accordance with their respective terms and provisions.

         b. The Parties agree to dismiss the Pending Litigation with prejudice, to dismiss the Order to Show Cause referenced in the Recitals above, and agree to request the Court to remove the temporary restraining order granted in the Second State Action on the date of execution of this Agreement. The Parties agree, upon execution of this Agreement, to take immediate steps to file for dismissal of the Pending Litigation. The Parties will use their best efforts, in good faith, to obtain the dimissals within 60 days of the date hereof. Notice shall be given to shareholders of URI in such manner as each court directs.

         c. The closing of the transactions contemplated herein ("Closing") shall occur at the offices Robinson & Sheen in Salt Lake City, Utah, no later than seven (7) calendar days after the date hereof.

         d. Except for those matters specifically set forth in this Agreement which create continuing future rights and obligations of the Parties, the Parties hereto, and each of them, for themselves, their respective predecessors, subsidiaries, controlled and controlling affiliated corporations and entities, past and present, as well as the respective directors, officers, stockholders, partners, agents, attorneys, servants, and employees, past and present, and affiliates or nominees of parties (as defined under the Securities Exchange Act of 1934), heirs, assigns, predecessors and successors in interest, and each of them, effective upon Closing of this Agreement, hereby acknowledge full and complete satisfaction of, and do hereby release and discharge and covenant not to sue the other of them, including their respective heirs, assigns and successors in interest, parents, predecessors, subsidiaries, controlled and controlling affiliated corporations and entities, past and present, as well as the respective directors, officers, stockholders, partners, agents, attorneys, servants, and employees, past and present, and affiliates or nominees of parties (as defined under the Securities Exchange Act of 1934), and each of them, from any and all claims, demands, and causes or sources of action of whatever kind or nature, known or unknown, suspected or unsuspected, including all rights of and claims for contribution and indemnification, and judgments, which any of them now owns or holds or has at any time heretofore owned or held through the date of the Closing of this Agreement against any of the other of them, including, but not limited to, those which: (i) are or could have been alleged or set forth in any of the pleadings, any interlocutory or final orders, rulings, file, or papers in the Pending Litigation; or
    (ii) arise out of, or are related to, or are in any way connected directly or indirectly with any transactions, occurrences, acts or omissions set forth, or facts alleged, in the papers on file in the Pending Litigation. This provision shall receive the broadest possible interpretation as a general and complete release.

         URI agrees to and shall fully indemnify hold harmless, and defend all other Parties to this Agreement including their respective heirs, assigns and successors in interest, parents, predecessors, subsidiaries, controlled and affiliated corporations and entities, past and present, as well as the respective directors, officers, stockholders, partners, agents, attorneys, servants, and employees, past and present, and affiliates or nominees of parties (as defined under the Securities Exchange Act of 1934), and each of them, from and against any and all claims, demands, and causes or sources of action of whatever kind or nature, known or unknown, suspected or unsuspected, including all rights of and claims for contribution and indemnification, and judgments, which Midwest, RD Wolff or JJ Wolff now owns or holds or has at any time heretofore owned or held through the date of the Closing of this Agreement against any of the Parties hereto other than URI, including, but not limited to, those which (i) are or could have been alleged or set forth in any of the pleadings, any interlocutory or final orders, rulings, file, or papers in the First State Action; or (ii) arise out of, or are related to, or are in any way connected directly or indirectly with any transactions, occurrences, acts or omissions set forth, or facts alleged, in the papers on file in the First State Action; (iii) are or could have been alleged or set forth in any of the pleadings, any interlocutory or final orders, rulings, file, or papers in the Second State action; or (iv) arise out of or are related or are in any way connected directly or indirectly with any transaction, occurrences, acts or omissions set forth, or facts alleged, in the papers on file in the Second State Action; or (v) arise out of, or are related to, or are in any way connected with any transactions, occurrences, acts or omissions set forth, or facts alleged, in the papers on file in said Federal Action; (vi) arise out of, are related to, or are in any way connected directly or indirectly with the Share Exchange Agreement or the Recision Agreement; (vii) arise out of, are related to, or are in any way connected or indirectly with the 1993 Settlement Agreement; or (viii) arise out of, or are related to, or are in any way connected directly or indirectly with the IMC Letter of Intent.

         e. The Parties agree that Jones shall serve as a director of URI for no less than one year from the date of Closing, and the Parties agree to take all actions necessary to maintain Jones as a director for said one year period. Sheen and Erickson shall resign as members of the Board of Directors of URI as of the date of Closing. The successors to Sheen and Erickson as members of the Board of Directors of URI shall be appointed in accordance with the terms of the 1993 Settlement Agreement. That Board shall elect Fife President and the other appropriate officers of URI. Erickson and Sheen agree that they will not seek election as, and will not accept any future nominations to serve as, an officer or director of URI or Morgan Gas & Oil Co.

         f. The transactions contemplated in the IMC Letter of Intent shall close in accordance with the provisions of that contemplated Stock Purchase Agreement between URI and IMC (the "Stock Purchase Agreement"), the current form of which is attached hereto and incorporated herein by this reference as Exhibit "C," subject to negotiation and execution of the definitive Stock Purchase Agreement and approval of its terms by the URI Board of Directors; provided, however, that the definitive Stock Purchase Agreement must contain the following material provisions:

    i. IMC shall purchase and URI shall issue and sell shares at the Closing so that IMC will own following the purchase 50.5% of the total outstanding common stock of URI at $3.35 per share as of the Closing, and URI shall issue an option for one hundred fifty thousand (150,000) or more additional shares of the capital stock of the Company at an exercise price of $3.35 per share, payable in the same fashion as the shares purchased by IMC to obtain 50.5% of the total outstanding stock of URI, such that IMC shall have at all times the right to own 50.5% of the outstanding common stock of URI; provided, however, that the options may only be exercised as corresponding outstanding options held by others are exercised; and further provided that IMC shall be entitled to maintain its 50.5% ownership of the outstanding common stock of URI in connection with any stock split, recapitalization, combination, or reorganization; and further provided that IMC shall be entitled to maintain its 50.5% ownership of the outstanding common stock of URI in connection with any new issuance of stock or the issuance of instruments convertible into stock, at the offering price of such new issuance, on payment terms similar to those set forth herein;

    ii.  IMC shall pay 15% of the purchase price in cash at closing;

    iii. the balance of the purchase price shall be evidenced by a note ("Note") which bears interest at a rate equal to the short-term applicable federal rate published by the Internal Revenue Service, pursuant to
Section 1274(d) of the Internal Revenue Code of 1986, as amended, in effect at the time of the Closing, adjusted on each anniversary date of this Agreement until the purchase price has been paid in full.

    iv. IMC shall pay the first year's interest in cash at Closing, discounted at the interest rate noted in (iii) above, and interest shall be paid annually in arrears on each anniversary of the Note thereafter, beginning with the second year's anniversary date, with the principal due and payable August 1, 2001;

    v.   the Note shall be secured by a pledge of IMC's URI stock;

    vi. John Fife, the sole shareholder and president of IMC, will personally guarantee twenty-five percent (25%) of the outstanding balance of the Note;

    vii. after closing, any distributions and other payments otherwise payable to IMC on its URI stock will be applied to reduce the outstanding principal balance of the Note;

    viii. subsequent to closing, IMC shall cause URI to cause a 1,000 to l share reverse split at $3.35 per share;

    ix. fractional shareholders of record as of the date of the reverse split shall be given the option to purchase additional fractional shares to round up to the next whole share;

    x. URI indemnifies IMC, its shareholders, officers, directors, agents, employees and attorneys, including but not limited to those arising out of the negotiation, execution and consummation of this Agreement, and including advancement of their legal fees and costs, and from and against liability arising out of the IMC Letter of Intent, the Stock Purchase Agreement and transactions contemplated hereby;

    xi. IMC shall take all actions necessary to cause URI to honor its obligations to indemnify its officers and directors, agents, employees and attorneys, including but not limited to those arising out of the negotiation, execution and consummation of this Agreement, and including advancement of their legal fees and costs, in connection with all present and future litigation.

    xii. URI shall hire Fife under a written employment agreement which shall provide reasonable compensation for services rendered, which compensation in any year shall not exceed $200,000. The payment of compensation in excess of that provided in the employment agreement shall be used to reduce any obligations due or to become due under the Note.

    xiii. The Parties covenant to provide a copy of the definitive Stock Purchase Agreement to Jones and counsel of his choosing at least two days prior to the Closing, to review for consistency with the provisions above.

         f. The number of shares acquired by URI in the reverse split contemplated in the Stock Purchase Agreement shall be available for purchase by all remaining shareholders of URI, other than IMC, as of a record date five days prior to the effectuation of the reverse split at a price of $3.35 per share; provided, however, that URI shall not be required to make the shares available for purchase if to do so would be in violation of federal or state securities laws after URI has taken all actions necessary to comply. Notice shall be given to the shareholders of the availability of such purchase and to the extent the amount of shares available is oversubscribed, each person subscribing for such shares shall be allowed to purchase a pro-rata portion of the available shares. The terms of the purchase of such shares by each shareholder shall be a cash down payment of 25% with the balance payable in three years with simple interest at the short term applicable federal rate for the month of this Agreement which interest shall be payable annually in arrears. The obligation shall be secured by a pledge of the stock acquired pursuant to a stock pledge agreement to be drafted by counsel for URI. Any distributions to shareholders of URI shall first be applied to the unpaid balance of any amounts owing URI hereunder.

         g. The 40,552 outstanding shares of URI stock owned by A Morgan and V Morgan, which they represent and warrant are all the URI shares they own, shall be purchased by URI for a cash price of $3.35 per share which purchase shall occur at Closing of this Agreement.

         h. Legal fees and expenses and other costs associated with the Pending Litigation and the documents and negotiations to complete and implement the settlement contemplated by this Agreement shall be paid as follows:

              (i) All legal fees, costs and out-of-pocket expenses incurred or paid by Jones, IMC, Fife, Erickson, Sheen, Hurd and MTC from
         January 1, 1996 to Closing shall be reimbursed or paid by URI.

              (ii) All legal fees, costs and out-of-pocket expenses incurred or paid by V. Morgan and A Morgan, subject to a dollar limitation of $81,000, shall be reimbursed or paid by URI.

              (iii) All other expenses incurred, except as provided above, shall be paid by the Party incurring such expense.

         i. From the date of this Agreement URI shall be allowed to conduct its affairs in the normal course of business, except as otherwise limited or modified by the First State Action, the 1993 Settlement Agreement and the Murphy Order.

         j. All employment agreements contemplated, negotiated or executed between URI and Sheen, Hurd, and Erickson shall not be effectuated and, if effectuated, shall be terminated.

         k. Except for completion of pending matters approved by the Board, Robinson & Sheen, L.L.C. shall resign as legal counsel for URI effective at Closing.

         1. The Parties hereto shall exercise their best efforts to account for, pay, compromise, unwind, and/or terminate all existing contractual relationships between URI and Morgan Gas & Oil Co.

    4.    REPRESENTATIONS AND WARRANTIES OF THE PARTIES.

         a. The corporate Parties, URI, MTC, and IMC represent and warrant that they are validly existing and in good standing in the state of their organization and have the full legal right, power and authority to execute and deliver this Agreement and to carry out all transactions contemplated herein. Each individual signing this Agreement on behalf of a corporation, partnership, trust, or other entity, represents and warrants that he or she has the authority to do so.

         b. All Parties represent and warrant that they have negotiated at arms-length with a view to arriving at a fair and equitable settlement of their differences.

         c. All Parties represent and warrant that, to the best of their belief, the terms of this Agreement are fair to and in the best interests of URI and its shareholders.

         d. All Parties covenant that no actions of any kind shall be undertaken by the Parties to affirmatively prosecute the Pending Litigation, nor will the Parties instigate any new legal proceedings against any of the other Parties.

         e. All Parties represent and warrant that they have not assigned or transferred any claims against any of the other Parties, including any interest in the Pending Litigation, to any third party not a party to this Agreement.

    5. This Agreement has been freely and voluntarily executed by all Parties hereto after having been apprised of all relevant information and having been represented by counsel. No party hereto has relied upon any inducements, promises or representations made by any other party or other party's attorney, other than those specifically set out in this Agreement, which constitutes the entire, integrated understanding among the Parties.

    6. Each party agrees to perform such other further acts and to execute and deliver such further documents as may be necessary to effectuate the purposes of this Agreement.

    7. The Parties hereto, and each of them, acknowledge that this Agreement is the compromise and settlement of the claims and demands between and among the Parties and nothing contained herein shall be construed as an admission of their validity or invalidity against the interests of the Parties hereto, or any of them, except that this disclaimer does not affect the validity or truthfulness of the affirmative statements, admissions, affidavits, filings, notices, and writings made and agreed to be made under the terms of this Agreement.

    8. Except as to continuing covenants and obligations set forth in the 1993 Settlement Agreement and the Murphy Order, all claims, rights, causes of action, or defenses of the Parties raised in the Pending Litigation are herewith merged into and fully resolved as a part of this Agreement.

    9. All Parties to this Agreement have read and fully comprehend and understand the terms and provisions of this Agreement and of the ancillary exhibits and documents incorporated herein. All Parties have been advised by legal counsel who presently represent them in connection with this settlement as to the content, meaning and execution of this Agreement. All Parties to this Agreement have voluntarily and without coercion signed the same and understand and agree to each and every paragraph hereof.

    10. No Party hereto shall, directly or indirectly, solicit or seek to solicit any person to challenge any provision hereof or to file suit comparable to any suit dismissed hereunder or to contest the dismissal of the Pending Litigation. This covenant of good faith shall be central to this Agreement and any Party damaged by a breach thereof shall be entitled to all remedies available at law or in equity as well as a recovery of reasonable attorney's fees and costs.

    11.  GENERAL PROVISIONS.

         a. BINDING AGREEMENT. This Agreement shall be binding upon and shall inure to the benefit of the heirs, legal representatives, successors and assigns, as applicable, of the respective parties hereto, and any entities resulting from the reorganization, consolidation or merger of any party hereto.

         b. HEADINGS. The headings used in this Agreement are inserted for reference purposes only and shall not be deemed to limit or affect in any way the meaning or interpretation of any of the terms or provisions of this Agreement.

         c. COUNTERPARTS. This Agreement may be signed upon any number of counterparts with the same effect as if the signature to any counterpart were upon the same instrument.

         d. ENTIRE AGREEMENT. This Agreement, together with the exhibits and schedules hereto (which are incorporated herein by this reference), constitutes the entire agreement and understanding between and among the parties with respect to the subject matter hereof and shall supersede any prior agreements and understandings among the parties with respect to such subject matter.

         e. SEVERABILITY. The provisions of this Agreement are severable, and should any provision hereof be found to be void, voidable or unenforceable, such void, voidable or unenforceable provision shall not affect any other portion or provision of this Agreement.

         f. SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations, warranties and covenants of the Parties shall survive the Closing.

         g. WAIVER. Any waiver by any party hereto of any breach of any kind or character whatsoever by any other party, whether such waiver be direct or implied, shall not be construed as a continuing waiver or consent to any subsequent breach of this Agreement on the part of the other party.

         h. MODIFICATION. This Agreement may not be modified except by an instrument in writing signed by all of the parties hereto.

         i. GOVERNING LAW. This Agreement shall be interpreted, construed and enforced according to the laws of the State of Utah.

         j. ATTORNEY'S FEES. In the event any action or proceeding is brought by any Party against any other Party under this Agreement, the prevailing party shall be entitled to recover attorney's fees and costs in such amount as the court may adjudge reasonable.

         k. NOTICE. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given when personally served or deposited in the United States mail, postage prepaid, registered or certified, with return receipt requested, or by prepaid telegram, telecopy or deposited with a recognized courier for overnight delivery. Notice given in any such manner shall be effective when received or three (3) days after mailing or sending. The addresses of the parties shall be as set forth on Schedule
    II j. attached hereto.

Each Party shall have the right to change its address for purposes of this section to any other location within the continental United States by giving thirty (30) days' notice to the other Parties in the manner set forth in this section.

    11. In the event that Closing does not occur for any reason, the term of the 1993 Settlement Agreement shall be extended by the number of days elapsing between the date hereof and the date of the event causing the failure to close.

    DATED the date and year first set forth above.


                                  URI:

                                  Utah Resources International, Inc., a Utah corporation

                                  By: /s/
                                      ---------------------------------
                                  Its:
                                       --------------------------------


                                  ERICKSON:

                                  /s/ R. Dee Erickson
                                  -------------------------------------
                                  R. Dee Erickson


                                  SHEEN:

                                  /s/ E. Jay Sheen
                                  -------------------------------------
                                  E. Jay Sheen


                                  HURD:

                                  /s/ Lyle D. Hurd
                                  -------------------------------------
                                  Lyle D. Hurd

                                  JONES:

                                  /s/ Mark G. Jones
                                  -------------------------------------
                                  Mark G. Jones



                                  MTC:

                                  Mark Technologies Corporation, a California corporation

                                  By: /s/ Mark G. Jones
                                      ---------------------------------
                                  Its: /s/ Mark G. Jones, President
                                       --------------------------------

                                  A MORGAN:

                                  /s/ Anne Morgan
                                  -------------------------------------
                                  Anne Morgan, individually

                                  V MORGAN:

                                  /s/ Victoria Morgan
                                  --------------------------------------
                                  Victoria Morgan

                                  INTER-MOUNTAIN CAPITAL CORP, a Delaware
                                  corporation

                                  By: /s/ John Fife
                                      ---------------------------------
                                  Its: John Fife, President
                                       --------------------------------


                                  FIFE

                                  /s/ John Fife
                                  -------------------------------------
                                  John Fife

                                  ROBINSON & SHEEN:

                                  ROBINSON & SHEEN, L.L.C.

                                  By: /s/ Jay Sheen
                                      ---------------------------------
                                  Its: /s/ Jay Sheen, Member
                                       --------------------------------

APPROVED:
         -------------------
         Jenny T. Morgan